Exhibit 10.1.7

February 8, 2008

Mr. Raymond Kaesbauer

Qualcomm Incorporated

5775 Morehouse Drive

San Diego, CA

92121 USA

Re:	Development Agreement dated as of September 4, 2007 (the “Development Agreement”) by and between Qualcomm Incorporated (“Qualcomm”) and Aircell LLC (“Aircell”).

Dear Mr. Kaesbauer,

The purpose of this letter is to confirm our understanding with you regarding the current status of Qualcomm’s design and development of the Aircard (hardware and software) and CSM software under the Development Agreement, and our further agreement as to the amendment of the Development Agreement. [***].

[***]:

1. Qualcomm agrees on or prior to February 29, 2008 to provide Aircell with a written proposal of a revised schedule and plan for the Aircard development that will outline a development time schedule, alternative or new designs for the Aircard, and additional support or other items of consideration for Aircell. The parties agree that they shall promptly meet and confer, no later than March 7, 2008, to review the terms of the revised plan and to determine if the new schedule and plan is mutually acceptable to both parties, or that a modified plan or an another alternative is agreeable (the “Revised Plan”).

2. Qualcomm agrees that any payment that is currently due, or scheduled to be paid by Aircell under the Development Agreement, will be held in abeyance until the parties mutually agree to the Revised Plan. Such Revised Plan will detail such revised payment amounts and schedule payment dates[***]. Consummation of the Revised Plan shall occur on or before March 14, 2008

3. Each party will pay its own expenses incurred in connection with the Revised Plan, including, without limitation, all expenses incident to the negotiation, preparation and performance of the amended Development Agreement.

4. The parties agrees not to disclose or otherwise communicate the existence or terms and provisions of this letter of amendment, or the existence of discussions or negotiations between the parties, or the Revised Plan itself, at any time, to any other party, without the prior written consent of Aircell.

5. That certain Mutual Nondisclosure Agreement among the parties dated February 7, 2007 (“Confidentiality Agreement”) shall continue to be binding upon the parties in accordance with its terms.

If the terms and conditions outlined in this amendment letter reflect our discussions to date, and are acceptable to you, please so indicate by executing and returning the enclosed duplicate original to Aircell by 5:00 p.m. Central Time on February l4, 2008.

Very truly yours,

Aircell LLC

By:	Joe Cruz
Title:	Senior Vice President and CTO

ACCEPTED AND AGREED this 25th day of February 2008:

Qualcomm Incorporated

By:	/s/ Raymond Kaesbauer

Title:	Sr. Director – Bus. Dev.

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